Exhibit 99.1
FOR IMMEDIATE RELEASE
Press Release
National Mentor Holdings, Inc. Announces
Closing of Refinancing Transactions
and
Early Settlement of Concurrent Tender Offers
and Consent Solicitations
Boston, MA — February 9, 2011 — National Mentor Holdings, Inc. (the “Company” or “National Mentor”) announced today that it has closed its previously announced offering of $250 million in aggregate principal amount of 12.50% senior notes due 2018 (the “Notes”) through a private offering that was exempt from registration under the Securities Act of 1933, as amended. The Company also announced that it entered into new senior secured credit facilities (the “New Senior Secured Credit Facilities”) with UBS AG, Stamford Branch, as administrative agent, and a syndicate of banks. The New Senior Secured Credit Facilities consist of a six-year $530.0 million term loan facility, of which $50.0 million was deposited in a cash collateral account in support of issuance of letters of credit under an institutional letter of credit facility, and a five-year $75.0 million revolving credit facility. Borrowings under the New Senior Secured Credit Facilities bear interest at the Eurodollar rate plus 5.25%, subject to a minimum Eurodollar rate floor of 1.75%, or an ABR rate plus 4.25%, subject to a minimum ABR rate floor of the one-month Eurodollar rate plus 1.0%. On February 9, 2011, the Company borrowed $0.9 million and had $74.1 million of availability under the new revolving credit facility, and had $36.4 million of letters of credit issued under the institutional letter of credit facility.
The Company used the net proceeds from the offering of the Notes, together with borrowings under the New Senior Secured Credit Facilities and cash on hand, to (i) repay all amounts owing under the Company’s existing senior secured credit facilities and the Company’s mortgage facility; (ii) fund the repurchase of $171.9 million of the Company’s 11 1/4% Senior Subordinated Notes due 2014 (the “Senior Subordinated Notes”) on the early settlement date of the previously announced tender offer and consent solicitation for the Senior Subordinated Notes as described below; (iii) fund the repurchase of $210.9 million of NMH Holdings, Inc.’s Senior Floating Rate Toggle Notes due 2014 (the “Toggle Notes”) on the early settlement date of the previously announced tender offer and consent solicitation for the Toggle Notes as described below; and (iv) pay related fees and expenses. NMH Holdings, Inc. (“NMH Holdings”), the indirect parent company of the Company, also repurchased $13.5 million of Toggle Notes held by the Company.
NMH Holdings announced today the early settlement of its previously announced tender offer and consent solicitation with respect to its Toggle Notes. The Company also announced today the early settlement of its previously announced tender offer and consent solicitation with respect to its Senior Subordinated Notes.

The tender offers and consent solicitations were subject to conditions, including, among others, the receipt of requisite consents to each supplemental indenture and a condition that NMH Holdings and the Company receive net proceeds from a proposed refinancing in an amount sufficient to fund all of their obligations under the tender offers and consent solicitations and to repay all of the obligations under the Company’s existing senior secured credit facilities and mortgage facility. As of February 9, 2011, these conditions were satisfied, and NMH Holdings accepted for purchase the $210.9 million principal amount of Toggle Notes (approximately 99.97% of outstanding Toggle Notes excluding Toggle Notes held by the Company) that had been tendered prior to 5:00 p.m., New York City time, on January 27, 2011 (such date and time, the “Consent Date”), and the Company accepted for purchase the $171.9 million aggregate principal amount of Senior Subordinated Notes (approximately 95.51% of outstanding Senior Subordinated Notes) that had been tendered prior to the Consent Date.
The amendments to the indenture governing the Toggle Notes contained in the supplemental indenture, dated as of January 27, 2011, became operative upon acceptance of the Toggle Notes by NMH Holdings, and the amendments to the indenture governing the Senior Subordinated Notes contained in the supplemental indenture, dated as of January 27, 2011, became operative upon acceptance of the Senior Subordinated Notes by the Company. NMH Holdings paid the total consideration, plus accrued and unpaid interest up to but not including the early settlement date, for the purchased Toggle Notes, and the Company paid the total consideration, plus accrued and unpaid interest up to but not including the early settlement date, for the purchased Senior Subordinated Notes.
The tender offers will expire at 5:00 p.m., New York City time, on February 16, 2011 (such date and time, the “Expiration Date”). Holders of any remaining Toggle Notes and Senior Subordinated Notes who validly tender their notes after the Consent Date, but prior to the Expiration Date, will receive the following tender offer consideration:
•	$980 for each $1,000 principal amount of Toggle Notes, and

•	$1,030 for each $1,000 principal amount of Senior Subordinated Notes.
NMH Holdings and the Company will pay the applicable tender offer consideration, plus accrued and unpaid interest up to, but not including the date of payment, promptly after the Expiration Date. Notes tendered after the Consent Date, but prior to the Expiration Date, may not be withdrawn, except in limited circumstances where withdrawal rights are required by law.
The complete terms and conditions of the tender offers and consent solicitations are described in the Offer to Purchase and Consent Solicitation Statement, dated January 19, 2011, of NMH Holdings (the “NMH Holdings Statement”) and the Offer to Purchase and Consent Solicitation Statement, dated January 19, 2011, of the Company (the “National Mentor Statement”).
UBS Investment Bank is acting as the dealer manager and solicitation agent and D.F. King & Co., Inc. is the information agent and tender agent for the tender offers and consent solicitations. Requests for documents may be directed to D.F. King & Co., Inc. at (800) 549-6746 (toll free) or (212) 269-5550 (collect). Questions regarding each tender offer or consent solicitation may be directed to UBS Investment Bank at (888) 719-4210 (toll free) or (203) 719-4210 (collect).

This press release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell or a solicitation of consents with respect to any securities. The tender offers are only being made pursuant to the terms of the NMH Holdings Statement and the National Mentor Statement, as applicable. The tender offers are not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. None of NMH Holdings, Inc. the Company, the dealer manager and solicitation agent, the information and tender agent, the trustee or their respective affiliates is making any recommendation as to whether or not holders should tender all or any portion of their notes in the tender offers.
About NMH Holdings, Inc. and National Mentor Holdings, Inc.
National Mentor, which markets its services under the name The MENTOR Network, is a leading provider of home and community-based health and human services to adults and children with intellectual and/or developmental disabilities, acquired brain injury and other catastrophic injuries and illnesses, and to youth with emotional, behavior and medically complex challenges. The MENTOR Network’s customized services offer its clients, as well as the payors for these services, an attractive, cost-effective alternative to health and human services provided in large, institutional settings. The MENTOR Network provides services to clients in 36 states.
Contact:
Dwight Robson
National Mentor Holdings, Inc.
(617) 790-4293

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